Exhibit 21.1

SUBSIDIARIES OF KILROY REALTY CORPORATION

NAME OF SUBSIDIARY OR ORGANIZATION	STATE OF INCORPORATION OR FORMATION
Kilroy Realty, L.P.	Delaware
Kilroy Realty Finance, Inc.	Delaware
Kilroy Realty Finance Partnership, L.P.	Delaware
Kilroy Services, LLC	Delaware
Kilroy Realty TRS, Inc.	Delaware
Kilroy Realty Management, L.P.	Delaware
Kilroy Realty 303, LLC	Delaware
KR Westlake Terry, LLC	Delaware
KR 6255 Sunset, LLC	Delaware
KR MML 12701, LLC	Delaware
KR 690 Middlefield, LLC	Delaware
KR Lakeview, LLC	Delaware
KR Tribeca West, LLC	Delaware
KR 331 Fairchild, LLC	Delaware
KR Hollywood, LLC	Delaware
KR 350 Mission, LLC	Delaware
Fremont Lake Union, LLC	Delaware
KR 555 Mathilda, LLC	Delaware
KR Redwood City Member, LLC	Delaware
Redwood City Partners, LLC	Delaware
KR Academy, LLC	Delaware
KR 401 Terry, LLC	Delaware
KR Mission Bay, LLC	Delaware
KR Flower Mart, LLC	Delaware
KR SFFGA, LLC	Delaware
KR Chesapeake, LLC	Delaware
KR CFM, Inc.	California